Exhibit 10.1

WHITESTONE REIT

2018 LONG-TERM EQUITY INCENTIVE OWNERSHIP PLAN

WHITESTONE REIT
2018 LONG-TERM EQUITY INCENTIVE OWNERSHIP PLAN

Section 1.	Purpose.

This plan shall be known as the “Whitestone REIT 2018 Long-Term Equity Incentive Ownership Plan” (the “2018 Plan”). The purpose of the 2018 Plan is to promote the interests of Whitestone REIT, a Maryland real estate investment trust (the “Company”), its Subsidiaries and its shareholders by (i) attracting and retaining key officers, employees, and trustees of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of equity in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its shareholders. With respect to any awards granted under the 2018 Plan that are intended to comply with the requirements of “performance-based compensation” under Section 162(m) of the Code, the 2018 Plan shall be interpreted in a manner consistent with such requirements.

Section 2.	Definitions.

As used in the 2018 Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the 2018 Plan.

(b) “Award” shall mean any Option, Share Appreciation Right, Restricted Common Share Award, Restricted Common Share Unit, Restricted Unit Award, Performance Award, Other Share-Based Award or other award granted under the 2018 Plan, whether singly, in combination or in tandem, to a Participant by the Committee (or the Board) pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee (or the Board) may establish or which are required by applicable legal requirements.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

(d) “Board” shall mean the Board of Trustees of the Company.

(e) “Change in Control” shall mean, unless otherwise defined in the applicable Award Agreement, any of the following events:

(i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of trustees of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);

(ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the trustees of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of trustees of the Company immediately prior to such transaction;

(iii) during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each Trustee of the Company first elected during such period was approved by a vote of at least two-thirds (2/3rds) of the Trustees of the Company then still in office who were (a) Trustees of the Company at the beginning of any such period, and (b) not initially (1) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board, or (2) designated by a Person who has entered into an agreement with the Company to effect a transaction described in (i) or (ii) above or (iv) or (v) below;

(iv) a complete liquidation or dissolution of the Company;

(v) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary); or

(vi) with respect to Award Agreements for the chief executive officer, the chief operating officer and the chief financial officer only, a termination of the chief executive officer without cause, excluding non-appealable determinations by a court of law for fraud, gross negligence, or willful neglect, which would be considered termination for cause.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(g) “Committee” shall mean a committee of the Board composed of not less than two Non-Employee Trustees, at least two of whom shall be (i) a “non-employee director” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder, (ii) an “outside director” for purposes of Section 162(m) and the regulations promulgated under the Code, and each of whom shall be “independent” within the meaning of the listing standards of the Nasdaq Stock Market.

(h) “Common Shares” or “Shares” shall mean common shares of beneficial interest, par value $0.001 per share, of the Company.

(i) “Consultant” shall mean any consultant to the Company or its Subsidiaries or Affiliates.

(j) “Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m); provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be exercised, paid or vested.

(k) “Disability” shall mean, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan.

(l) “Employee” shall mean a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.

(m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(n) “Fair Market Value” with respect to the Common Shares, shall mean, for purposes of a grant of an Award as of any date, (i) the closing sales prices of the Common Shares on all national securities exchanges on which the Common Shares may at the time be listed, or any other such exchange on which the Common Shares are traded, on such date, or in the absence of reported sales on such date, the average closing sales prices on the immediately preceding date on which sales were reported, (ii) if on any day the Common Shares shall not be quoted on a national securities exchange, the average of the high and low bid and asked prices on such day in the over-the-counter market as reported by National Quotation Bureau Incorporated, or any similar successor organization, or (iii) in the event there is no public market or over-the-counter market for the Common Shares on such date, the fair market value as determined, in good faith, by the Board or Committee in its sole discretion, and for purposes of a sale of a Common Share as of any date, the actual sales price on that date.

(o) “Incentive Share Option” shall mean an option to purchase Common Shares from the Company that is granted under Section 6 of the 2018 Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(p) “Non-Qualified Share Option” shall mean an option to purchase Common Shares from the Company that is granted under Sections 6 or 10 of the 2018 Plan and is not intended to be an Incentive Share Option.

(q) “Non-Employee Trustee” shall mean a member of the Board who is not an officer or employee of the Company or any Subsidiary or Affiliate.

(r) “Operating Partnership” means Whitestone REIT Operating Partnership, L.P.

(s) “Option” shall mean an Incentive Share Option or a Non-Qualified Share Option.

(t) “Option Price” shall mean the purchase price payable to purchase one Common Share upon the exercise of an Option.

(u) “Other Share-Based Award” shall mean any Award granted under Sections 9 or 10 of the 2018 Plan.

(v) “Participant” shall mean any Employee, Trustee, Consultant or other person who receives an Award under the 2018 Plan.

(w) “Performance Award” shall mean any Award granted under Section 8 of the 2018 Plan.

(x) “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(y) “Restricted Common Share” shall mean any Common Share granted under Sections 7 or 10 of the 2018 Plan.

(z) “Restricted Common Share Unit” shall mean any unit granted under Sections 7 or 10 of the 2018 Plan.

(aa) “Restricted Unit Award” means an award of units in the Operating Partnership granted to a Participant under this 2018 Plan whereby the Participant has immediate rights of ownership in the units underlying the award, but such units are subject to restrictions in accordance with the terms and provisions of this 2018 Plan and the limited partnership agreement of the Operating Partnership, as amended, and may be subject to additional restrictions in accordance with the terms of an Award Agreement pertaining to the Award, including provisions causing the units to be subject to forfeiture by the individual until the earlier of (a) the time such restrictions lapse or are satisfied, or (b) the time such shares are forfeited, pursuant to the terms and provisions of any Award Agreement pertaining to the Award.

(bb) “Retirement” shall mean, unless otherwise defined in the applicable Award Agreement, retirement of a Participant from the employ or service of the Company or any of its Subsidiaries or Affiliates in accordance with the terms of the applicable Company retirement plan or, if a Participant is not covered by any such plan, retirement on or after such Participant’s 65th birthday.

(cc) “SEC” shall mean the Securities and Exchange Commission or any successor thereto.

(dd) “Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

(ee) “Section 162(m)” shall mean Section 162(m) of the Code and the regulations promulgated thereunder and any successor provision thereto as in effect from time to time.

(ff) “Share Appreciation Right” or “SAR” shall mean a share appreciation right granted under Sections 6 or 10 of the 2018 Plan that entitles the holder to receive, with respect to each Common Share encompassed by the exercise of such SAR, the amount determined by the Committee and specified in an Award Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each Common Share encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Fair Market Value on the date of grant.

(gg) “Subsidiary” shall mean any Person (other than the Company) of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

(hh) “Substitute Awards” shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines (in either case, either directly or through or with one or more Subsidiaries or other Affiliates).

(ii) “Trustee” shall mean a member of the Board.

Section 3.	Administration.

3.1 Authority of Committee. The 2018 Plan shall be administered by the Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Non-Employee Trustees, all references in the 2018 Plan to the Committee shall be deemed to be references to the Board. Subject to the terms of the 2018 Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the 2018 Plan, the Committee shall have full power and authority in its discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards; (iv) determine the timing, terms, and conditions of any Award; (v) accelerate the time at which all or any part of an Award may be settled or exercised; (vi) determine whether, to what extent, and under what circumstances, Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vii) determine whether, to what extent, and under what circumstances cash, Common Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret and administer the 2018 Plan and any instrument or agreement relating to, or Award made under, the 2018 Plan; (ix) except to the extent prohibited by Section 6.2, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award; (x)

establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the 2018 Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2018 Plan, subject to the exclusive authority of the Board under Section 14 hereunder to amend or terminate the 2018 Plan. The exercise of an Option or receipt of an Award shall be effective only if an Award Agreement shall have been duly executed and delivered on behalf of the Company following the grant of the Option or other Award.

3.2 Committee Discretion Binding. Unless otherwise expressly provided in the 2018 Plan, all designations, determinations, interpretations, and other decisions under or with respect to the 2018 Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award.

3.3 Delegation. Subject to the terms of the 2018 Plan, the Committee’s charter and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to a Committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or trustees of the Company for purposes of Section 16 of the Exchange Act or who are otherwise not subject to such section. To the extent that compensation realized in respect of Awards is intended to (a) be “performance based” under Section 162(m) of the Code and the Committee is not comprised solely of individuals who are “outside directors” within the meaning of Section 162(m) of the Code, or (b) satisfy the requirements of Rule 16b-3 of the Exchange Act and the Committee is not comprised solely of individuals who are “non-employee director” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder, the Committee may from time to time delegate some or all of its functions under the 2018 Plan to a committee or subcommittee composed of members that meet the relevant requirements or recuse from the Committee individuals who do not meet the relevant requirements.

3.4    Administration Errors. Notwithstanding the foregoing, if an Award is granted in a manner inconsistent with the provisions of Section 2(g) or this Section 3, such Award shall nevertheless be presumptively valid as of its grant date to the extent permitted by the applicable laws.

Section 4.	Common Shares Available For Awards.

4.1 Common Shares Available. Subject to the provisions of Section 4.2 hereof, the maximum aggregate number of Common Shares that may be issued to Participants and their beneficiaries under the 2018 Plan shall be 3,433,831 Common Shares as of the Effective Date. Notwithstanding the foregoing and subject to adjustment as provided in Section 4.2 hereof, (i) no Participant may receive Options or SARs under the 2018 Plan in any calendar year that, taken together, relate to more than 1,000,000 Common Shares and (ii) the maximum number of Common Shares that may be issued by Options intended to be Incentive Share Options shall be 3,433,831 Common Shares. If, after the Effective Date of the 2018 Plan, any Common Shares covered by an Award granted under this 2018 Plan, or to which such an Award relates, are forfeited, or if such an Award otherwise terminates, expires unexercised or is canceled, then the Common Shares covered by such Award, or to which such Award relates, or the number of Common Shares otherwise counted against the aggregate number of Common Shares with respect to which Awards may be granted, to the extent of any such forfeiture, termination, expiration or cancellation, shall again become Common Shares with respect to which Awards may be granted in accordance with the formula described above. In addition, Common Shares that are canceled, tendered or withheld in payment of all or part of the Option Price or exercise price of an Award or in satisfaction of withholding tax obligations, and Common Shares that are reacquired with cash tendered in payment of the Option Price or exercise price of an Award, will be included in or added to the number of Common Shares available for grant under the 2018 Plan.

4.2 Adjustments. In the event that any unusual or non-recurring transactions, including an unusual or non-recurring dividend or other distribution (whether in the form of an extraordinary cash dividend, dividend of Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to purchase Common Shares or other securities of the Company, or other similar corporate transaction or event affects the Common Shares, then the Committee shall in an equitable and proportionate manner (and, as applicable, in such equitable and proportionate manner as is consistent with Sections 422 and 409A of the Code and the regulations thereunder and with Section 162(m) of the Code) either: (i) adjust any or all of (1) the aggregate number of Common Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the 2018 Plan; (2) the number of Common Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the 2018 Plan, provided that the number of Common Shares subject to any Award shall always be a whole number; (3) the Option Price, base price of a SAR, or purchase price with respect to any other Award under the 2018 Plan; and (4) the limits on the number of Common Shares with respect to which Awards may be granted to Participants under the 2018 Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity (or a parent entity) of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award.

4.3 Substitute Awards. Any Common Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the Common Shares available for Awards under the 2018 Plan.

4.4 Sources of Common Shares Deliverable Under Awards. Any Common Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Shares or of issued Common Shares which have been reacquired by the Company.

Section 5.	Eligibility.

Any Employee, Trustee or Consultant shall be eligible to be designated a Participant; provided, however, that Non-Employee Trustees shall only be eligible to receive Awards granted consistent with Section 10.

Section 6.	Share Options And Share Appreciation Rights.

6.1 Grant. Subject to the provisions of the 2018 Plan including, without limitation, Section 3.3 above and other applicable legal requirements, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Common Shares subject to each Award, the Option Price or base price of a SAR and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a related SAR. A SAR may be granted with or without a related Option. The Committee shall have the authority to grant Incentive Share Options, and to grant Non-Qualified Share Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. A person who has been granted an Option or SAR under this 2018 Plan may be granted additional Options or SARs under the 2018 Plan if the Committee shall so determine; provided, however, that to the extent the aggregate Fair Market Value (determined at the time the Incentive Share Option is granted) of the Common Shares with respect to which all Incentive Share Options are exercisable for the first time by an Employee during any calendar year (under all plans described in of Section 422(d) of the Code of the Employee’s employer corporation and its parent and Subsidiaries) exceeds $100,000, such Options shall be treated as Non-Qualified Share Options. Notwithstanding the foregoing, Options or SARs that are intended to qualify as exempt stock rights under Section 409A of the Code will only be granted to Participants with respect to which the Common Shares would constitute service recipient stock (as that term is used in Section 409A).

6.2 Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted. Except in the case of Substitute Awards, or awards adjusted pursuant to Section 4.2, the Option Price of an Option and base price of a SAR may not be less than one hundred percent (100%) of the Fair Market Value of the Common Shares with respect to which the Option or SAR is granted on the date of grant of such Award. Notwithstanding the foregoing and except as permitted by the provisions of Section 4.2 and Section 14 hereof, the Committee shall not have the power to (i) amend the terms of outstanding Options or SARs to reduce the Option Price of such Options or base price of such SARs, (ii) cancel outstanding Options or SARs and grant substitute Options or SARs with a lower Option Price than the canceled Options or a lower base price than the canceled SARs, or (iii) cancel outstanding Options or SARs with an exercise price above the current Fair Market Value of a Share in exchange for cash or other securities.

6.3 Term. Subject to the Committee’s authority under Section 3.1 and the provisions of Section 6.6, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the 2018 Plan. Notwithstanding the foregoing, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted.

6.4 Exercise.

(a) Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine, subject to Section 6.6 herein, whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine.

(b) The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the sale of Common Shares pursuant to such exercise will not violate any state or federal securities or other laws.

(c) An Option or SAR may be exercised in whole or in part at any time, with respect to whole Common Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Common Shares with respect to which the Option is then being exercised.

(d) Payment of the Option Price shall be made (i) in cash or cash equivalents, (ii) at the discretion of the Committee, tendering (either actually or by attestation~~,~~) to the Company or directing the Company to withhold from the Option, Common Shares, valued at the Fair Market Value of such Common Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, such tendering or withholding to be upon such terms and conditions as determined by the Committee, (iii) subject to applicable securities laws, by delivering a notice of exercise of the Option and simultaneously selling the Common Shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the Option Price, together with any applicable withholding taxes, or (iv) by a combination of one or more of the foregoing methods. Until the optionee has been issued the Common Shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such Common Shares.

(e) At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Shares or a combination of cash and Common Shares. A fractional Common Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

6.5 Ten Percent Share Rule. Notwithstanding any other provisions in the 2018 Plan, if at the time an Option is otherwise to be granted pursuant to the 2018 Plan, the optionee or rights holder owns directly or indirectly (within the meaning of Section 424(d) of the Code) Common Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of Common Shares of the Company or a parent or subsidiary corporation (within the meaning of Section 422(b)(6) of the Code), then any Incentive Share Option to be granted to such optionee or rights holder pursuant to the 2018 Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Common Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

6.6 Transferability of Options. An Option shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his or her Option, if such Option is a Non-Qualified Option, such Option may be exercised by such Participant’s legal guardian, legal representative, or other representative whom the Board deems appropriate based on applicable facts and circumstances.

Section 7.	Restricted Common Shares, Restricted Common Share Units and Restricted Unit Awards.

7.1 Grant.

(a) Subject to the provisions of the 2018 Plan and other applicable legal requirements, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Common Shares and Restricted Common Share Units shall be granted, the number of Restricted Common Shares and/or the number of Restricted Common Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Common Shares and Restricted Common Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Common Share and Restricted Common Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the 2018 Plan.

(b) Each Restricted Common Share and Restricted Common Share Unit Award made under the 2018 Plan shall be for such number of Common Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Common Share or Restricted Common Share Unit Award. Such agreement shall set forth a period of time during which the grantee must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Common Shares covered by the Restricted Common Share or Restricted Common Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions under which restrictions on the Common Shares may lapse or that will subject the Common Shares to forfeiture and transfer restrictions, including by reference to those performance goals enumerated in Section 11 hereof. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Common Share and Restricted Common Share Unit Awards.

(c) Subject to the provisions of the 2018 Plan and other applicable legal requirements, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Unit Awards shall be granted, the number of units in the Operating Partnership to be granted to each Participant, and the other terms and conditions of such Awards. Units in the

Operating Partnership awarded pursuant to a Restricted Unit Award may be subject to such terms, conditions and restrictions as determined by the Committee for periods determined by the Committee in addition to the terms, conditions and restrictions as contained in the limited partnership agreement of the Operating Partnership.

7.2 Delivery of Common Shares and Transfer Restrictions. At the time of a Restricted Common Share Award, a certificate representing the number of Common Shares awarded thereunder shall be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the 2018 Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The applicable Award Agreement will specify whether a grantee has the right to receive dividends and/or the right to vote with respect to the Restricted Common Shares prior to the lapsing of transfer restrictions. Unless otherwise provided in the applicable Award Agreement, the grantee shall have all other rights of a shareholder with respect to the Restricted Common Shares, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the share certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Common Shares; (ii) none of the Common Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant, all of the Common Shares shall be forfeited and all rights of the grantee to such Common Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of the Company for the entire restricted period in relation to which such Common Shares were granted and unless any other restrictive conditions relating to the Restricted Common Share Award are met. Unless otherwise provided in the applicable Award Agreement, any Common Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Common Shares subject to Restricted Common Share Awards shall be subject to the same restrictions, terms and conditions as such restricted Common Shares.

7.3 Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Common Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Common Share Award or in the 2018 Plan shall lapse as to the restricted Common Shares subject thereto, and a share certificate for the appropriate number of Common Shares, free of the restrictions and restricted share legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be.

7.4 Payment of Restricted Common Share Units. Each Restricted Common Share Unit shall have a value equal to the Fair Market Value of a Common Share. Restricted Common Share Units shall be paid in cash, Common Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. The applicable Award Agreement will specify whether a Participant will be entitled to receive dividend rights in respect of Restricted Common Share Units at the time of any payment of dividends to shareholders on Common Shares. Unless provided otherwise in the applicable Award Agreement or otherwise determined by the Committee at or after grant, Restricted Common Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Common Share Units and all rights of the grantee to such Restricted Common Share Units shall terminate, without further obligation on the part of the Company, unless the grantee remains in continuous employment of the Company for the entire restricted period in relation to which such Restricted Common Share Units were granted and unless any other restrictive conditions relating to the Restricted Common Share Unit Award are met.

Section 8.	Performance Awards.

8.1 Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Common Shares (including but not limited to Restricted Common Shares and Restricted Common Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

8.2 Terms and Conditions. Subject to the terms of the 2018 Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.

8.3 Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. The Award Agreements governing Performance Awards will specify the consequences of a Termination of employment. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

Section 9.	Other Share-Based Awards.

The Committee shall have the authority to determine the Participants who shall receive an Other Share-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6 or 7 above and (ii) an Award of Common Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Shares (including, without limitation, securities convertible into Common Shares), as deemed by the Committee to be consistent with the purposes of the 2018 Plan. Subject to the terms of the 2018 Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Share-Based Award.

Section 10.	Non-Employee Trustee Awards.

10.1 The Board may provide that all or a portion of a Non-Employee Trustee’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Trustee) in the form of Non-Qualified Share Options, Restricted Common Shares, Restricted Common Share Units and/or Other Share-Based Awards, including unrestricted Common Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Trustee’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the 2018 Plan and applicable law.

10.2 Subject to applicable legal requirements, the Board may also grant Awards to Non-Employee Trustees pursuant to the terms of the 2018 Plan, including any Award described in Sections 6, 7 or 9 above.

Section 11.	Provisions Applicable To Covered Officers And Performance Awards.

11.1 Notwithstanding anything in the 2018 Plan to the contrary, unless the Committee determines that a Performance Award to be granted to a Covered Officer should not qualify as “performance-based compensation” for purposes of Section 162(m), Performance Awards granted to Covered Officers shall be subject to the terms and provisions of this Section 11.

Accordingly, unless otherwise determined by the Committee, if any provision of the 2018 Plan or any Award Agreement relating to such an Award does not comply or is inconsistent with Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee discretion to increase the amount of compensation otherwise payable to a Covered Officer in connection with any such Award upon the attainment of the performance criteria established by the Committee.

11.2 The Committee may grant Performance Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 11, performance goals shall be limited to one or more of the following Company, Subsidiary, Operating Partnership, operating unit, business segment or division financial performance measures:

(a)	earnings before interest, taxes, depreciation and/or amortization;

(b)	operating income or profit;

(c)	operating efficiencies;

(d)	return on equity, assets, capital, capital employed or investment;

(e)	net income;

(f)	earnings per share;

(g)	utilization;

(h)	net investment income;

(i)	gross profit;

(j)	loan loss ratios;

(k)	share price or total shareholder return;

(l)	net asset growth;

(m)	debt reduction;

(n)	funds from operations (FFO);

(o)	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures;

(p)	property acquisitions;

(q)	corporate acquisitions and mergers;

(r)	equity offerings; or

(s)	any combination thereof.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, Operating Partnership, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or Common Shares outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this

Section 11.2 to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any other item that is either unusual or infrequent in nature, as determined in accordance with Accounting Standards Codification Topic 225-20 “Extraordinary and Unusual Items” and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.

11.3 With respect to any Covered Officer, the maximum annual number of Common Shares in respect of which all Performance Awards may be granted under Section 8 of the 2018 Plan is 1,000,000.

11.4 To the extent necessary to comply with Section 162(m), with respect to grants of Performance Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual or corporate performance for the performance period.

Section 12.	Termination Of Employment.

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment with the Company, its Subsidiaries and Affiliates, including a termination by the Company, by a Participant voluntarily, or by reason of death, Disability or Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe.

Section 13.	Change In Control.

The Committee may specify in the applicable Award Agreement at or after grant, or otherwise by resolution prior to a Change in Control, that all or a portion of the outstanding Awards shall vest, become immediately exercisable or payable and have all restrictions lifted upon a Change in Control.

Section 14.	Amendment And Termination.

14.1 Amendments to the 2018 Plan. The Board may amend, alter, suspend, discontinue or terminate the 2018 Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement (including applicable stock exchange listing standards) for which or with which the Board deems it necessary or desirable to comply~~.~~

14.2 Amendments to Awards. Subject to the restrictions of Section 6.2, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

14.3 Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (and shall make such adjustments for events described in Section 4.2 hereof) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles.

14.4 Section 409A Compliance. To the extent applicable, it is intended that this 2018 Plan and any Awards granted under the 2018 Plan comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (collectively “Section 409A”). Notwithstanding any provision of this 2018 Plan or an Award Agreement to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award Agreement would cause the Participant to incur any additional tax or interest under Section 409A, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A. Notwithstanding any provision of this 2018 Plan or an Award Agreement to the contrary, none of the Company, the Operating Partnership, a Subsidiary or other Affiliate, or their respective employees, officers, directors, trustees, agents and representatives (including, without limitation, legal counsel) will not have any liability to any Participant or related party with respect to any taxes, penalties, interest or other costs or expenses incurred with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A.

Section 15.	General Provisions.

15.1 Limited Transferability of Awards. Except as otherwise provided in the 2018 Plan, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer.

15.2 Dividend Equivalents. In the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Common Shares, other Awards, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Common Shares or converted into additional Awards, or, in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award.

15.3 No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

15.4 Common Share Certificates. All certificates for Common Shares or other securities of the Company or any Subsidiary or Affiliate delivered under the 2018 Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the 2018 Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Common Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.5 Withholding. A Participant may be required to pay to the Company or any Subsidiary or Affiliate and the Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the 2018 Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Common Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations in respect of an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the 2018 Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award. The Committee may require or may permit Participants to elect that the withholding requirement applicable to an Award be satisfied, in whole or in part, by having the Company withhold, or by tendering to the Company, Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes) that could be imposed on the transaction and, in any case in which it would not result in additional accounting expense to the Company, taxes in excess of the minimum statutory withholding amounts.

15.6 Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the 2018 Plan and any Award Agreement, the terms of the 2018 Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this 2018 Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this 2018 Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this 2018 Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

15.7 No Limit on Other Compensation Arrangements. Nothing contained in the 2018 Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Common Shares, Restricted Common Share Units, Other Share-Based Awards or other types of Awards provided for hereunder.

15.8 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the 2018 Plan, unless otherwise expressly provided in an Award Agreement.

15.9 No Rights as Shareholder. Subject to the provisions of the 2018 Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Common Shares to be distributed under the 2018 Plan until such person has become a holder of such Common Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Common Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Common Shares.

15.10 Governing Law. The validity, construction and effect of the 2018 Plan and any rules and regulations relating to the 2018 Plan and any Award Agreement shall be determined in accordance with the laws of the State of Maryland without giving effect to conflicts of laws principles.

15.11 Severability. If any provision of the 2018 Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the 2018 Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the 2018 Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the 2018 Plan and any such Award shall remain in full force and effect.

15.12 Other Laws. The Committee may refuse to issue or transfer any Common Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Common Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Exchange Act Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

15.13 No Trust or Fund Created. Neither the 2018 Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

15.14 No Fractional Common Shares. No fractional Common Shares shall be issued or delivered pursuant to the 2018 Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

15.15 Headings. Headings are given to the sections and subsections of the 2018 Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the 2018 Plan or any provision thereof.

Section 16.	Term Of The 2018 Plan.

16.1 Effective Date. The 2018 Plan was approved by the Board on March 17, 2017. Subject to the approval of the shareholders of the Company at the Company’s 2017 annual meeting of its shareholders, the 2018 Plan shall be effective as of July 30, 2018 (the “Effective Date”); provided, however, that to the extent that Awards are granted under the 2018 Plan prior to its approval by shareholders, the Awards shall be contingent on approval of the 2018 Plan by the shareholders of the Company at such annual meeting.

16.2 Expiration Date. No new Awards shall be granted under the 2018 Plan after the tenth anniversary of the Effective Date. Unless otherwise expressly provided in the 2018 Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the tenth anniversary of the Effective Date.